Exhibit 99.1

[STR Letterhead]

August 12, 2014

To the STR global team:

Today marks a strategic milestone in the history of our company. I am pleased to inform you that STR has signed a definitive agreement to enter into a strategic relationship with Zhenfa Energy Group Co. LTD. (“Zhenfa”), one of the largest vertically integrated downstream solar companies in China.

Zhenfa, a privately held company, designs, installs, owns and operates utility-scale photovoltaic plants primarily in China and has also installed systems in Europe, USA and Australia. In addition to their downstream activities, Zhenfa also manufactures tracking systems and solar panels.  As one of China’s largest Engineering, Procurement and Construction (EPC) companies, Zhenfa contracted approximately 1.3 GW of solar systems in 2013, and together with its affiliated companies employs approximately 1,600 people worldwide.

To provide equal treatment to all STR stockholders, the transaction has been structured to be economically equivalent to Zhenfa acquiring 51% of STR’s outstanding shares of common stock at $1.60 per share, which represents a 23% premium to the average closing stock price of $1.30 per share for the ten-day period ended August 8, 2014, injecting approximately $21.7 million of cash into STR. All stockholders other than Zhenfa will receive a special dividend of $0.85 per share, which will be substantially funded by Zhenfa’s purchase of newly issued shares of STR, and will continue to own an economic interest in the Company equivalent to 49% of their pre-transaction ownership interest.

Zhenfa will take four board seats while three current STR directors (including me) will remain on the board. Most importantly, the relationship includes a sales service agreement that we believe will help us accelerate our sales growth to Tier-One Chinese module manufacturers whom we have been pursuing for years now.

Although both parties have negotiated and agreed to all terms, the final closing of the transaction is still subject to stockholder approval, which we expect to occur at a stockholder meeting later this year, the receipt of certain regulatory approvals and other customary closing conditions

Now and after finalizing the transaction, we plan to keep all STR facilities operational. No headcount reductions or changes in senior leadership are planned as a result of this transaction.  Our corporate headquarters and our R&D group will continue to be anchored in CT, as we complete our move back to Water Street in Enfield.

Given Zhenfa’s substantial influence in the Chinese solar market, I expect this strategic relationship to fundamentally improve our prospects for growth in China and across the global solar module industry.  We will be significantly better positioned to accelerate demand for our encapsulant products by building long-term relationships with many of the top-tier Chinese module manufacturers and by creating a strong local presence in the world’s largest solar module manufacturing market. To better frame the opportunity created by an alliance with Zhenfa, just consider their stated goal of installing 10GW of solar systems over the next three years.

Zhenfa is a long-term solar investor who wants to actively invest in and grow STR’s encapsulant business by continuing our long tradition of providing high-quality and innovative encapsulant solutions to the rapidly growing solar industry.  Zhenfa possesses a very significant presence in China and they will provide us with increased local knowledge as well as key relationships.  As one of the largest buyers of modules in China, we believe Zhenfa will endorse the use of STR encapsulant and module manufacturers will be encouraged to purchase our products. In addition, we expect that Zhenfa’s market position as a significant purchaser of modules can help us improve our collections of accounts receivable.

Over the next few months, we will be working closely with Zhenfa to achieve a successful closing of this important transaction.  This will include distributing a proxy to our stockholders to describe the transaction in more detail, holding a special stockholder meeting and receiving stockholder and regulatory approvals.

I will take this opportunity to thank each of you for your hard work and dedication to STR over the past couple of years.  I understand our business has been challenged and we have all faced tremendous uncertainty as we evaluated strategic alternatives, while also enduring many painful, but necessary, headcount reductions.  I believe Zhenfa’s investment in STR will provide many development opportunities as we begin to grow the company again.  We will keep you updated on our progress toward a successful transaction closing.  In the meantime, we all have to remain focused on serving our customers, producing high-quality products and ensuring that our cost structure remains competitive.

These are very exciting times for STR. If you have any questions, please call me directly at 860-758-7447 or e-mail me at robert.yorgensen@strholdings.com.  Please refrain from discussing this with the media and direct all media or investor questions to Joseph Radziewicz at joseph.radziewicz@strholdings.com.

Sincerely,

Robert S. Yorgensen
President and CEO
STR Holdings, Inc.

Additional Information and Where to Find It

In connection with the proposed transaction, STR intends to file relevant materials with the SEC and other governmental or regulatory authorities, including a proxy statement. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT STR, ZHENFA AND THE TRANSACTION. The proxy statement and certain other relevant materials (when they become available) and any other documents filed by STR with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of documents filed with the SEC by contacting STR’s Investor Relations at (860) 763-7014, x7437, or by accessing STR’s investor relations website at www.strsolar.com. Investors are urged to read the proxy statement and information statement and other relevant materials when they become available before making any voting or investment decision with respect to the transaction.

Participants in the Solicitation

STR and its executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the transaction. Information about the executive officers and directors of STR and the number of shares of STR’s common stock beneficially owned by such persons is set forth in the proxy statement for STR’s 2014 Annual Meeting of Stockholder which was filed with the SEC on April 1, 2014. Investors may obtain additional information regarding the direct and indirect interests of STR and its executive officers and directors in the transaction by reading the proxy statement regarding the transaction when it becomes available.